JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT ("Agreement") made and entered into as of this 23rd day of February, 2014, by and between CanMED Ventures Inc. ("CanMED") and Primco Management, Inc. ("PMCM") (collectively the "Parties" or "Party").

ARTICLE I
GENERAL PROVISIONS

1.01 Business Purpose. The business of the Joint Venture shall be to combine the respective Parties' efforts and assets for the creation, management, operation and any other functions necessary to cultivate and dispense "medical marijuana".

1.02 Term of the Agreement. This Joint Venture shall commence on the date first written above and shall continue in existence until terminated, liquidated, or dissolved by law or for a period of ten years with two ten year options upon mutual consent.

ARTICLE II
GENERAL DEFINITIONS

The following comprise the general definitions of terms utilized in this Agreement:

2.01 Affiliate. An Affiliate of an entity is a person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control of such entity.

2.02 Capital Contribution(s). The capital contribution to the Joint Venture actually made by the Parties, including property, cash and any additional capital contributions made.

2.03 Distributable Income. Any net income before payment of income taxes and after allocations for working capital, non-management bonuses and debt payment or capital repayment. Income distributed to PMCM is first applied to capital repayment. All funds are quoted in Canadian dollars unless otherwise stated in this Agreement.

ARTICLE III
OBLIGATIONS OF THE JOINT VENTURERS

3.01 General Obligations. CanMED is responsible for all operations and decisions of the Joint Venture regarding the planning, staffing, management and operation of the Company's dispensing and cultivation as well as securing final approval from all regulatory bodies for the creation of up to 30,000 square feet of medical marijuana cultivation. The Health Canada license, to be held in the name of CanMED pursuant to Canadian regulations, will be shared equally with PMCM. PMCM is responsible for funding of up to $4,000,000 including working capital as is necessary to carry out the Business Plan described in this Agreement and according to the Funding Schedule,

attached as Appendix A. Any land, buildings or equipment acquired on behalf of the Joint Venture shall be the property of PMCM and shall be provided by PMCM as part of their contribution. Upon repayment of PMCM's contribution title to any land, buildings or equipment acquired on behalf of the Joint Venture will be transferred to CanMED and become the property of CanMED.

3.02 Exclusivity. CanMED agrees to grant to PMCM the First Right of Refusal on any future funding and on the same terms that CanMED made be offered by outside parties, provided this Agreement is in good standing.

3.03 Land, Building and Equipment Leases. PMCM will enter into suitable lease agreements with CanMED for the acquired land, buildings and equipment required for the operations of the Joint Venture's business. Lease payments for the acquired land, buildings and equipment shall not exceed $10 per year in total provided agreed upon distributable income payments are in good standing.

ARTICLE IV
ALLOCATIONS

4.01 Distributable Income. Commencing on the date hereof and ending on the termination of the business of the Joint Venture, all distributable income to the Joint Venture shall be allocated 70% to PMCM, 5% to Cannova Health, Inc.("Cannova") (or its designees) and 25% to CanMED until such time that PMCM has recouped its total investment. Thereafter, distributable income shall be allocated 50% CanMED, 40% Primco ("PMCM") and 10% to Cannova. Total revenues will be claimed by Primco Management, Inc, for accounting purposes on their financial statements, if this does not affect CanMED's operations. Distributable income allocations are to be paid out by CanMED as stated above.

ARTICLE V
RIGHTS AND DUTIES OF THE JOINT VENTURERS

5.01 Business of the Joint Venture. Each Party shall have full, exclusive and complete authority and discretion in the management and control of the business of the Joint Venture as it relates to their respective responsibilities for the purposes herein stated and shall make all decisions affecting their respective business of the Joint Venture. As such, each Party shall manage and control the affairs of the Joint Venture to the best of their ability and shall use its best efforts to carry out the business of the Joint Venture. Neither Party shall have any authority or right to act for or bind the Joint Venture.

ARTICLE VII
PAYMENT OF EXPENSES

7.01. Each Party shall be responsible for its own expenses incurred as a result of this Joint Venture until such time that PMCM contributes the capital in Article 3.01.

ARTICLE VIII
INDEMNIFICATION OF THE JOINT VENTURERS

8.01. The Parties to this Agreement shall have no liability to the other for any loss suffered which arises out of any action or inaction if, in good faith, it is determined that such course of conduct was in the best interests of the Joint Venture and such course of conduct did not constitute negligence or misconduct. The Parties to this Agreement shall each be indemnified by the other against losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with the Joint Venture.

ARTICLE IX
DISSOLUTION

9.01 Events of the Joint Venture. The Joint Venture shall be dissolved upon the happening of any of the following events: (a) the adjudication of bankruptcy, filing of a petition pursuant to a Chapter of the Federal Bankruptcy Act, withdrawal, removal or insolvency of either of the Parties; (b) the sale or other disposition, not including an exchange of all, or substantially all, of the Joint Venture assets; (c) mutual agreement of the Parties; (d) violation by either Party of the medical marijuana laws of the respective states, cities or municipalities where they shall engage business; or (e) violation of any other terms of this Agreement including adherence to the Funding Schedule in Appendix A where time is of the essence.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.01 Books and Records. CanMED shall keep adequate books and records at its place of business, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Joint Venture.

10.02 Validity. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

10.03 Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the Parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions or warranties among the Parties other than those set forth herein provided for.

10.04 Headings. The headings, titles and subtitles used in this Agreement are for ease of reference only and shall not control or affect the meaning or construction of any provision hereof.

10.05 Notices. Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and shall be deemed to be delivered when deposited in the United States or Canada, mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the Parties at their respective addresses set forth in this Agreement or at such other addresses as may be subsequently specified by written notice.

10.06 Applicable Law. This Agreement shall be construed and enforced under the laws of the Province of British Columbia, Canada.

10.06 (b) Arbitration and Mediation. Prior to court action by either Party, the Parties agree to undertake a process of arbitration and mediation to resolve disputes.

10.07 Other Instruments. The Parties hereto covenant and agree that they will execute each such other and further instruments and documents as are or may become reasonably necessary or convenient to effectuate and carry out the purposes of this Agreement.

10.08 Non-Disclosure. Any information pursuant to this Agreement may not be disclosed publicly in any manner without the prior written approval of both Parties, unless required by law or statute or any court, governmental or regulatory agency. All non-public information will be treated by the Parties as confidential information and the Parties agrees not to make use of such information other than in connection with its performance of this Agreement, provided however that any such information may be disclosed if required by any court or governmental or regulatory authority, board or agency. "Non-public information" shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Parties; (ii) was available to the Parties prior to its disclosure to the Parties by the Joint Venture, provided that such information is not known by the Parties to be subject to another confidentiality agreement with another Party; or (iii) becomes available to the Parties on a non-confidentiality basis from a source other than the Joint Venture, provided that such source is not bound by a confidentiality agreement with the Joint Venture.

10.09 Notarized Signatures. The Parties will provide to each other within 10 days of execution of this Agreement, notarized signatures to this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CanMED Ventures Inc.	Primco Management, Inc.
By: David Irwin	By: David Michery
Its: Managing Director	Its: President

APPENDIX A
FUNDING SCHEDULE

PMCM commits to funding the Joint Venture within the following time frame. Time shall be of the essence. All funds are CDN currency.

1. $500,000 within 30 days of this Agreement
2. $1,000,000 within 90 days of this Agreement to equal a total of $1,500,000 funded
3. $2,500,000 within 180 days of this Agreement to equal a total of $4,000,000

CanMED will provide to PMCM electronic funds transfer information.